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Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

December 23, 2013

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

Ladies and Gentlemen:

        We have acted as counsel to Magnum Hunter Resources Corp., a Delaware corporation (the "Company"), in connection with the proposed offering by the Company of 17,030,707 shares (the "Shares") of common stock, $0.01 par value per share, to be issued upon the exercise of outstanding warrants (the "Warrants") issued pursuant to the Warrants Agreement dated October 15, 2013 (the "Warrants Agreement") between the Company and American Stock Transfer and Trust Company, LLC, as warrant agent (the "Warrants Agent"). The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Shares. We have been asked by the Company to render this opinion.

        We have examined originals or copies of (a) the Registration Statement, (b) the Certificate of Incorporation and By-laws of the Company, each as amended to the date hereof, (c) certain resolutions adopted by the Board of Directors of the Company, (d) the Warrants Agreement, including the form of Warrant attached thereto, (e) the form of the First Amendment to Warrants Agreement (the "Amendment") filed as an exhibit to the Registration Statement and (f) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

        Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, assuming the due authorization, execution and delivery of the Amendment by the Company and the Warrants Agent, when issued pursuant to the exercise of Warrants in accordance with the terms of the Warrants Agreement, as amended by the Amendment, and the Warrants, against payment of the exercise price therefor, the Shares will be validly issued, fully paid and nonassessable.

        The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws currently in effect, and we render no opinion with respect to the law of any other jurisdiction.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Bracewell & Giuliani LLP Bracewell & Giuliani LLP

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  Exhibit 5.1